J. Patrick Gallagher, Jr., Joins InnerWorkings Board of Directors

CHICAGO, IL, August 16, 2011 -- InnerWorkings, Inc. (NASDAQ:INWK), a leading provider of global print management and promotional solutions, today announced that J. Patrick Gallagher, Jr., Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co. (NYSE: AJG), was named to the Company’s Board of Directors, effective immediately.

“Pat is a highly accomplished executive and we couldn’t be more pleased to have him join our board,” said Eric D. Belcher, InnerWorkings’ Chief Executive Officer.  “As the leader of a successful company which has similarities to our business model, his experience is relevant to InnerWorkings in many ways.”

“InnerWorkings has huge potential and it’s an honor to join this outstanding board,” said Gallagher. “I feel I can contribute in a meaningful way as InnerWorkings continues to grow.”

Mr. Gallagher began his career with Gallagher in 1974 as a Production Account Executive, and was promoted to the position of Vice President - Operations in 1985. He was elected to the Arthur J. Gallagher & Co. Board of Directors in 1986. In 1990, he was named President and Chief Operating Officer and, in 1995, was appointed Chief Executive Officer by the Board of Directors. The Board additionally appointed him to the position of Chairman in 2006.

In addition to his corporate responsibilities, Mr. Gallagher is on the Advisory Council of Boys Hope/Girls Hope, a charitable organization serving disadvantaged children in the Chicago area; and is also on the Board of Advisors for Catholic Charities. He joined the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters (AICPCU) in 2003. In addition, he serves on the Board of Founding Directors of the International Insurance Foundation, and is a member of The Economic Club of Chicago, the Executives Club of Chicago and the Commercial Club of Chicago.

Mr. Gallagher holds a Bachelor of Arts in Government from Cornell University.

About InnerWorkings, Inc.

InnerWorkings, Inc. (Nasdaq: INWK) is a leading provider of global print management and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company also owns and operates the online business printing site, Inkchaser.com. InnerWorkings is based in Chicago, IL with 35 offices in North America, South America and Europe.

For more information visit: www.inwk.com.

CONTACT:
Scott Kozak
(312) 642-3700
skozak@inwk.com